Exhibit 10.2

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of October 21, 2009 (this “Agreement”), by and between Front Line Management Group, Inc. (the “Company”) and Irving Azoff (“Executive”).

WHEREAS, Executive and the Company previously entered into an employment agreement (the “Original Employment Agreement”), dated May 11, 2007; and

WHEREAS, Executive and the Company desire to amend and restate the Original Employment Agreement as set forth herein; and

WHEREAS, the Company entered into that certain Stock Purchase Agreement, dated as of May 11, 2007 (“Stock Purchase Agreement”), pursuant to which, among other matters, Ticketmaster Entertainment, Inc. (“Ticketmaster”) (as successor to IAC/InterActiveCorp) acquired a majority of the issued and outstanding shares of capital stock of the Company, including a portion of the shares held by Executive (the “Transaction”), which purchase became effective as of the Closing (as such term is defined in the Stock Purchase Agreement); and

WHEREAS, as a condition to the parties’ willingness to enter into the Transaction, the Company requested, and Executive agreed, that the Stock Purchase Agreement would incorporate by reference and extend the term of the non-competition and non-solicitation provisions with respect to Executive and the Company set forth in the “2004 Agreement” (as such term is defined in the Stock Purchase Agreement) (the “2004 Agreement”); and

WHEREAS, Executive, Ticketmaster, and The Azoff Family Trust of 1997, dated May 27, 1997 (the “Azoff Trust”) are contemporaneously herewith entering into an employment agreement (the “LN Employment Agreement”), dated October 21, 2009, pursuant to which, among other matters, the parties agreed that Live Nation, Inc. (“Live Nation”) would, under specified circumstances, purchase shares of common stock, $0.01 par value, of the Company (“Company Common Stock”), held by Executive and his affiliates;

WHEREAS, as a condition to the parties’ willingness to enter into the LN Employment Agreement and to commit to the share purchase provisions set forth in Section 13 of the LN Employment Agreement, Executive has agreed, subject to the occurrence of the LN Effective Date (as defined in the LN Employment Agreement) (the “LN Effective Date”), to extend the term of the non-competition and non-solicitation provisions set forth in Section 8 of this Agreement; and

WHEREAS, Executive desires to continue employment with the Company and enter into this Agreement on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.             Effectiveness; Term of Employment.

a.             Effectiveness.  For purposes of this Agreement, “Effective Date” means June 8, 2007.  On the Effective Date, the employment agreement, dated December 31, 2004, between Executive and the Company (the “2004 Employment Agreement”), terminated and ceased to have any further force or effect and was superseded by this Agreement in its entirety.

b.             Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by the Company for the period commencing on the Effective Date and ending on the seventh anniversary of the Effective Date, subject to any applicable extension or early termination of this Agreement by Executive or the Company (“Employment Term”), on the terms and subject to the conditions set forth in this Agreement.

2.             Position.

a.             During the Employment Term, Executive shall serve as the Chief Executive Officer (“CEO”) of the Company.  In such position, Executive shall have such duties and authority as are customary for a chief executive officer and as shall be determined from time to time by the Board of Directors of the Company (the “Board”), and shall report to the Board.

b.             Subject to Executive’s obligations under the LN Employment Agreement during the LN Employment Term (as such term is defined in the LN Employment Agreement), during the Employment Term, Executive will devote substantially all of Executive’s business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation, for compensation or otherwise, except as specifically provided in Section 8 hereof, which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided, that nothing herein shall preclude Executive from accepting appointment to, subject to the prior approval of the Board, or continuing to serve on any board of directors or trustees of any business corporation or any charitable organization; provided, in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 8 of this Agreement.

3.             Base Salary.  During the Employment Term, the Company shall pay Executive a base salary at the annual rate of Two Million Dollars ($2,000,000), payable in regular installments in accordance with the Company’s usual payment practices.  Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board.  Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4.             Annual Bonus.  With respect to each full fiscal year during the Employment Term, the Company shall pay Executive a bonus award at the annual rate of Two Million Dollars ($2,000,000) (the “Annual Bonus”), which shall be payable in full within ten (10) business days after the end of each such full fiscal year.  The Company shall pay a pro rated bonus if required pursuant to Section 7(d) hereof.

5.             Employee Benefits.  During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans (other than annual bonus and incentive plans) and receive perquisites as in effect from time to time (collectively “Employee

Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company, including a vacation policy substantially similar to that provided chief executive officers of similar businesses (as reasonably determined by the Board).

6.             Business Expenses.  During the Employment Term, any and all business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company consistent with Company practices under the 2004 Employment Agreement, so long as such expenses do not constitute compensation to Executive under IRS or other applicable standards or regulations.

7.             Termination.  The Employment Term and Executive’s employment hereunder may be terminated by either party only pursuant to the terms of this Agreement; provided that except as otherwise specified in this Section 7, Executive will be required to give the Company at least 60 days advance written notice of any resignation of Executive’s employment.  Executive’s employment with the Company may be terminated by the Company for Cause (as defined below), by Executive for Good Reason (as defined below) or due to death or Disability (as defined below), in each case in accordance with the terms of this Agreement, whether prior to, on or after the LN Effective Date.  Following the LN Effective Date, Executive’s employment with the Company also may be terminated by the Company without Cause or voluntarily by Executive without Good Reason, in each case in accordance with the terms of this Agreement.  Notwithstanding any other provision of this Agreement, the provisions of this Section 7 exclusively shall govern Executive’s rights upon termination of employment with the Company.

a.             By the Company For Cause; by Executive without Good Reason.

(i)            This clause (i) shall apply solely with respect to the period prior to the LN Effective Date. For purposes of this Agreement, “Cause” means (A) the willful and continued failure of Executive to perform substantially his material duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness and shall not include a failure to achieve particular results or to perform at any particular level) after a written demand for performance is delivered to Executive by the Board which identifies the manner in which the Board believes that Executive has not performed Executive’s duties and Executive, after a period established by the Board and communicated in writing to Executive (which period may be no less than twenty (20) days), has failed to cure such failure, (B) the willful engaging by Executive in gross misconduct which is demonstrably and materially injurious to the Company or any material breach by Executive of his Non-Solicitation or Non-Competition obligations either under Section 8 of this Agreement or under the 2004 Agreement (the duration of which has been extended as provided in the Stock Purchase Agreement) (if such breach continues beyond a five (5) day cure period), (C) Executive’s conviction of, or pleading guilty to, a felony involving moral turpitude or dishonesty or (D) a material breach by Executive of a fiduciary duty.  A termination of Executive’s employment with the Company by the Company for Cause shall not be effective unless and until the Company has delivered to Executive, along with a Notice of Termination (as defined in Section 7(e)), a copy of a resolution duly adopted by a majority of the Board (excluding Executive, if he is a member of the Board) stating that the Board has determined to terminate Executive’s employment with the Company for Cause; provided, however, that no such resolution shall be permitted to be adopted without the Company having afforded Executive the opportunity to make a presentation to the Board and to answer any questions its members may ask him.

(ii)           For purposes of this Agreement, (A) “Affiliate” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of the Company, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise, and, with respect to any individual, any relative or spouse of such person, or any relative of such spouse, who has the same home as such person; and (B) “Subsidiary” means (x) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by the Company and/or one or more Subsidiaries of the Company and (y) any partnership, limited liability company, association, joint venture or other entity in which the Company and/or one or more Subsidiaries of the Company has more than a fifty percent (50%) equity interest or the right to control the management of such entity.

(iii)          If Executive’s employment is terminated (x) by the Company for Cause or (y) solely with respect to periods on and after the LN Effective Date, voluntarily by Executive without Good Reason, Executive shall be entitled to receive:

(A)          the Base Salary through the date of termination;

(B)           any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year;

(C)           reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(D)          such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

The Accrued Rights shall be paid to Executive in a lump sum in cash within 30 days of the date of termination of Executive’s employment, provided that any amounts paid in respect of Accrued Rights pursuant to clause (D) above shall be paid in accordance with the terms of the applicable employee benefit plan.  Following a termination of Executive’s employment (x) by the Company for Cause or (y) solely with respect to periods on and after the LN Effective Date, voluntarily by Executive without Good Reason, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b.             Disability or Death.

(i)            The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive suffers a Disability.

(ii)           This clause (ii) shall apply solely with respect to the period prior to the LN Effective Date.  For purposes of this Agreement, “Disability” means personal injury, illness or other cause which has rendered Executive unable to perform substantially his material duties and responsibilities hereunder for a period of one hundred twenty (120) consecutive days, or one hundred twenty (120) out of one hundred eighty (180) consecutive days, as determined jointly by a physician selected by the Company reasonably acceptable to Executive (or, if he is incapacitated, his legal representative) and a physician selected by Executive (or, if he is incapacitated, his legal representative) and reasonably acceptable to the Company.  If such physicians cannot agree as to whether Executive has suffered a Disability, they shall jointly select a third physician who shall make such determination.  The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(iii)          Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A)          the Accrued Rights (paid as set forth in Section 7(a)(iii) above);

(B)           a pro rata portion of the Annual Bonus that Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated; and

(C)           (I) in the event of termination on account of death, a lump sum payment equal to one year’s Base Salary, payable within 30 days of the date of termination of Executive’s employment; and

(II) in the event of termination on account of Disability, subject to Executive’s continued compliance with the provisions of Sections 8 and 9 of this Agreement, (x) continued payment of the Base Salary on the same basis as provided prior to such termination for twelve months after the date of such termination, (y) a lump sum payment of $20,000, payable within 30 days of the date of termination of Executive’s employment and (z) access to the Company’s medical insurance for one year following the date of termination of employment; provided that Executive will be responsible for all applicable premiums.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c.             Termination by Company without Cause; Resignation by Executive for Good Reason.

(i)            This clause (i) shall apply solely with respect to the period prior to the LN Effective Date.  For purposes of this Agreement, “Good Reason” means, without Executive’s express written consent:

(A)          (x)  a material and adverse change in the position(s), authority, duties or responsibilities (including reporting responsibilities) of Executive with the Company and its Subsidiaries, or (y) Executive no longer serving as Chief Executive Officer of the Company during the Employment Term;

(B)           any material reduction in salary not agreed to by Executive;

(C)           any willful breach by the Company of any other material obligation of the Company under this Agreement; or

(D)          the Company requiring Executive to be based somewhere other than Beverly Hills, California or West Los Angeles, California.

A termination by Executive for Good Reason shall be effective only if Executive delivers to the Company a Notice of Termination for Good Reason within 60 days after learning of the circumstances constituting Good Reason.  Executive will be required to give the Company at least 30 days advance written notice of any resignation of Executive’s employment with Good Reason.  Notwithstanding the foregoing, if within 30 days following Executive’s delivery of such Notice of Termination (the “Cure Period”), the Company has cured the circumstances giving rise to the Good Reason claim, then such Notice of Termination shall be ineffective and no Good Reason shall be deemed to exist. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, Executive must terminate employment with the Company, if at all, within 90 days following the Cure Period in order for such termination of Executive’s employment to constitute a termination of Executive’s employment for Good Reason.

(ii)           If (x) Executive resigns for Good Reason or (y) solely with respect to periods on and after the LN Effective Date, the Company terminates Executive’s employment without Cause (other than due to death or Disability), Executive shall be entitled to receive:

(A)          the Accrued Rights (paid as set forth in Section 7(a)(iii) above);

(B)           subject to Executive’s continued compliance with (x) prior to the LN Effective Date, the 2004 Agreement (the duration of which has been extended as provided in the Stock Purchase Agreement), and (y) on and after the LN Effective Date, the provisions of Sections 8 and 9 of this Agreement (including Executive’s obligations under the 2004 Agreement (the duration of which has been extended as provided in the Stock Purchase Agreement and, subject to the occurrence of the LN Effective Date, the duration of which shall be further extended pursuant to the LN Employment Agreement)), continued payment of the Base Salary and Annual Bonus on the same basis as provided prior to such termination until the expiration of the Employment Term as if such termination had not occurred;

(C)           a lump sum payment equal to the product of (x) the number of years (including partial years) from and after the date of termination of employment through and including June 8, 2014, and (y) $20,000, payable within 30 days of the date of termination of employment; and

(D)          access to the Company’s medical insurance through and until June 8, 2014; provided that Executive will be responsible for all applicable premiums.

Following Executive’s termination of employment (x) by reason of Executive’s resignation for Good Reason or (y) solely with respect to periods on and after the LN Effective Date, by the Company without Cause (other than due to death or Disability), except as set forth in this Section 7(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(iii)          Notwithstanding anything to the contrary provided in this Agreement, if Executive resigns for Good Reason prior to the LN Effective Date, Executive shall thereupon and thereafter no longer be subject to the provisions of Section 8 of this Agreement; provided, however, that the foregoing shall not affect Executive’s obligations under the 2004 Agreement (the duration of which has been extended as provided in the Stock Purchase Agreement). On and after the LN Effective Date, the first sentence of this clause (iii) shall have no force or effect. For the avoidance of doubt, on and after the LN Effective Date, upon a termination of Executive’s employment with the Company by the Executive for Good Reason or by the Company without Cause, Executive shall be subject to Section 8 and Section 9 of this Agreement (including Executive’s obligations under the 2004 Agreement (the duration of which has been extended as provided in the Stock Purchase Agreement and, subject to the occurrence of the LN Effective Date, the duration of which shall be further extended pursuant to the LN Employment Agreement)).

d.             Expiration of Employment Term.

(i)            Expiration of the Employment Term.  Unless Executive’s employment is earlier terminated pursuant to paragraph (a), (b) or (c) of this Section 7, the termination of Executive’s employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the last day of the Employment Term and Executive shall be entitled to receive:

(A)          the Accrued Rights (paid as set forth in Section 7(a)(iii) above); and

(B)           if the last day of the Employment Term occurs on or after March 31 of the then current fiscal year, a pro rata portion of the Annual Bonus that Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated.

Following termination of Executive’s employment hereunder as a result of the expiration of the Employment Term, except as set forth in this Section 7(d)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii)           Continued Employment Beyond the Expiration of the Employment Term.  Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided, that the provisions of Sections 8, 9 and 10 of this Agreement shall survive any termination of this Agreement or termination of Executive’s employment hereunder.

e.             Notice of Termination.  Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(h) hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

f.              Limits on Termination Rights prior to the LN Effective Date; Certain Termination Rights on and after the LN Effective Date.  Prior to the LN Effective Date, the Company may not terminate the Employment Term or Executive’s employment hereunder without Cause.  Prior to the LN Effective Date, Executive may not terminate the Employment Term or Executive’s employment hereunder without Good Reason. On and after the LN Effective Date, (i) a termination of Executive’s employment with Live Nation by Live Nation without Cause (as defined in the LN Employment Agreement) shall constitute a termination of Executive’s employment with the Company by the Company without Cause for purposes of this Agreement, (ii) a termination of Executive’s employment with Live Nation by Live Nation for Cause (as defined in the LN Employment Agreement) shall constitute a termination of Executive’s employment with the Company by the Company for Cause for purposes of this Agreement, (iii) a termination of Executive’s employment with Live Nation by Executive for Good Reason (as defined in the LN Employment Agreement) shall constitute a termination of Executive’s employment with the Company by the Executive for Good Reason for purposes of this Agreement, (iv) a voluntary termination of Executive’s employment with Live Nation by Executive without Good Reason (as defined in the LN Employment Agreement) shall constitute a voluntary termination of Executive’s employment with the Company by the Executive without Good Reason for purposes of this Agreement, (v) a termination of Executive’s employment with Live Nation due to Executive’s death shall constitute a termination of Executive’s employment with the Company due to Executive’s death for purposes of this Agreement, and (vi) a termination of Executive’s employment with Live Nation due to Executive’s Disability (as defined in the LN Employment Agreement) shall constitute a termination of Executive’s employment with the Company due to Executive’s Disability for purposes of this Agreement.

8.             Non-Competition; Non-Solicitation.  Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees, as a condition of employment and as a condition to the parties entering into the Transaction, to the non-competition and non-solicitation provisions contained in the 2004 Agreement (the duration of which has been extended as provided in the Stock Purchase Agreement, and, subject to the occurrence of the LN Effective Date, the duration of which shall be further extended pursuant to the LN Employment Agreement), which are hereby incorporated herein by reference, during the Employment Term and as otherwise stated in the 2004 Agreement, the Stock Purchase Agreement and the LN Employment Agreement.

a.             This Section 8(a) shall apply prior to the LN Effective Date. Notwithstanding and in addition to the above, during the Employment Term and during any period thereafter during which Executive is continuing to receive payments of Base Salary and/or an Annual Bonus (provided, that in no event shall such period after the Employment Term during which Executive is subject to the restrictions in this Section 8 extend beyond the later of (x) the seventh anniversary of the Effective Date and (y) one year following the termination of Executive’s employment with the Company), Executive shall not, directly or indirectly, for the purpose of conducting or engaging in the Music Business (as defined in the 2004 Agreement):

(i)            call upon, solicit, advise, sign, hire, interfere with, or otherwise do, or attempt to do, business with any Artist (as defined in the Stock Purchase Agreement) or other talent or employee of the Company or any of its Subsidiaries, except on behalf of the Company and its Affiliates (other than Executive’s secretary, only if such person is only responsible for standard-secretarial duties); or

(ii)           take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Company or any of its Subsidiaries; or

(iii)          induce or attempt to induce any person referenced and not excluded in this Section 8(a) under a written or oral agreement to leave the employ of, or violate the terms of their contracts or employment arrangements with, the Company or any of its Subsidiaries; or

(iv)          engage in any similar activity that is competitive with the Company or any of its businesses with respect to the Music Business (as defined in the 2004 Agreement) (clauses (i)-(iv) of this Section 8(a), the “Section 8 Activities”);

provided, that Executive’s investment in TBA Global Events LLC shall not be deemed a violation of this Section 8(a) so long as it does not materially interfere with the performance of his duties hereunder.

b.             This Section 8(b) shall apply on and after the LN Effective Date. Notwithstanding and in addition to the above, during the Employment Term and following a termination of Executive’s employment until the latest of (x) the last date that Executive receives payments of Base Salary and/or an Annual Bonus, (y) the one year anniversary of Executive’s termination of employment and (z) the Put Milestone Date (as defined below), Executive shall not, directly or indirectly, for the purpose of conducting or engaging in the Music Business (as defined in the 2004 Agreement) engage in any Section 8 Activities; provided, that Executive’s investment in TBA

Global Events LLC shall not be deemed a violation of this Section 8(b) so long as it does not materially interfere with the performance of his duties hereunder. For purposes of this Section 8(b), “Put Milestone Date” means the later of (1) the latest date that the Azoff Trust has the right to exercise a put pursuant to Section 13 of the LN Employment Agreement and (2) the second anniversary of the latest date that the Azoff Trust exercises any rights pursuant to Section 13 of the LN Employment Agreement.

c.             It is expressly understood and agreed that although Executive and the Company consider the non-competition and non-solicitation restrictions contained herein or contained in the 2004 Agreement, as incorporated by reference herein, to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction in that regard is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any such restriction incorporated by reference in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

d.             The provisions of this Section 8 shall survive the termination of Executive’s employment for any reason.

9.             Confidentiality; Intellectual Property.

a.             Confidentiality.

(i)            Executive will not at any time (whether during or after Executive’s employment with the Company), except as necessary for the conduct of the Company’s affairs in the ordinary course of business consistent with past practices of the Company and its Subsidiaries, (A) retain or use for the benefit, purposes or account of Executive or any other Person; or (B) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information (including the existence or terms of any contract) concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or Affiliates and/or any client of the Company or any other third party that has disclosed or provided, any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii)           “Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (B) made legitimately available to Executive by a third party without breach of any confidentiality obligation; (C) independently developed by Executive following Executive’s termination of employment by the Company and without reference to Confidential Information or which contains only the names and contact information for any individual or business; or (D) required by law to be disclosed; provided, that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)                               Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided, that Executive may disclose-to any prospective future employer the provisions of Sections 8 and 9 of this Agreement; provided they agree to maintain the confidentiality of such terms.

(iv)                              Upon termination of Executive’s employment with the Company for any reason, Executive shall (A) cease, and not thereafter commence, use of any Confidential Information owned or used by the Company or its Subsidiaries; (B) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company and its Subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and Executive’s personal compensation statements; and (C) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

(v)                                 Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party.  Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant.

(vi)                              Executive shall be free to use, but may not disclose in any manner per this Section 9(a), information in intangible form retained in the memory of Executive, including, without limitation ideas, concepts, know-how or techniques, for any purpose.

b.                            Intellectual Property.

(i)                                     If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) related to the Music Management Business (as such term is defined in the Stock Purchase Agreement), including, without limitation, the music services business (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii)                                  If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii)                               Executive shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works.  If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

c.                             The provisions of this Section 9 shall survive the termination of Executive’s employment for any reason.

10.                                 Specific Performance.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. The provisions of this Section 10 shall survive the termination of Executive’s employment for any reason.

11.                                 Section 409A.

a.                             General.  It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations relating thereto, or an exemption to Section 409A of the Code.  Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section

409A of the Code deferral election rules and the exclusion under Section 409A of the Code for certain short-term deferral amounts.  All payments of deferred compensation to be made upon a termination of employment under this Agreement may be made only upon a “separation from service” under Section 409A of the Code.  In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

b.                            In-Kind Benefits and Reimbursements.  Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

c.                             Delay of Payments.  Notwithstanding any other provision of this Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Executive under this Agreement during the six (6) month period following his separation from service (as determined in accordance with Section 409A of the Code) on account of his separation from service shall be accumulated and paid to Executive on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”).  If Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or thirty (30) days after the date of Executive’s death.

12.                                 Miscellaneous.

a.                             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

b.                            Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c.                             No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d.                            Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e.                             Assignment.  This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive.  Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Company to a person or entity that is an Affiliate or a successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such Affiliate or successor person or entity.

f.                               Set Off; No Mitigation.  The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its Subsidiaries.  In the event of a termination of employment requiring the Company to make payments to Executive, any such payments shall be offset by amounts, if any, earned by Executive through other professional activities during the period commencing on such termination of employment and ending on the seventh anniversary of the Effective Date, provided Executive shall not be required to seek alternate employment.

g.                            Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

h.                            Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Front Line Management Group, Inc.
1100 Glendon Avenue
Los Angeles, California 90024
Facsimile:  (310) 209-3139
Attention:  Chief Financial Officer

With a copy to:

Ticketmaster Entertainment, Inc.
8800 West Sunset Boulevard
West Hollywood, CA 90069
Facsimile:  (310) 386-1244
Attention:  General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

i.                                Conflicts of Interest.  In light of the fact that Affiliates and/or stockholders of the Company frequently enter into agreements with recording artists, songwriters and others who could potentially be represented by the Company, each party to this Agreement acknowledges that it is the intent of the parties that, in any situation in which the interests of the Company and/or any of its Artists are or may be adverse to the interests of such Affiliates and/or stockholders, Executive is to act solely in the interests of the Company and its Artists, and that Executive has no duty whatsoever to act in the interests of any such Affiliates and/or stockholders (except for the Company).  Executive further agrees to work with the Company to establish and maintain such procedures as are necessary to mitigate any conflict of interest.

j.                                Executive Representation.  Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

k.                             Prior Agreements.  This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its Subsidiaries and/or Affiliates regarding the terms and conditions of Executive’s employment with the Company.

l.                                Cooperation.  Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during Executive’s employment hereunder.  This provision shall survive any termination of this Agreement.

m.                          Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

n.                            Counterparts.  This Agreement shall be executed using separate signature pages for each signatory, and may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[signature pages to follow]

IN WITNESS WHEREOF, Front Line Management Group, Inc, has duly executed this Agreement as of the day and year first above written.

FRONT LINE MANAGEMENT GROUP, INC.

/s/ Colin Hodgson
By: Colin Hodgson
Title: Chief Financial Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT]

IN WITNESS WHEREOF, Executive has duly executed this Agreement as of the day and year first above written.

/s/ Irving Azoff
IRVING AZOFF

[SIGNATURE PAGE TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT]